Exhibit 99.1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

www.cedc.com

Ul. Bobrowiecka 6	3000 Atrium Way, Suite 265
02-728 Warsaw, Poland	Mt. Laurel, NJ 08054
Telephone: 48-22-488-3400	Telephone: (856) 273-6980
Fax: 48-22-488-3410	Fax: (856) 273-6996

February 6, 2013

Roust Trading Ltd.

25 Belmont Hills Drive

Warwick WK 06, Bermuda

Attention:	Roustam Tariko
Wendell M. Hollis

CEDC has received a notice from Roust Trading Ltd. (“RTL”) that it is seeking to exercise its claimed put right under Section 8.13 of the Amended and Restated Securities Purchase Agreement dated July 9, 2012, by and between CEDC and RTL (the “Agreement”).

CEDC and RTL agreed to terminate the Agreement and all related agreements as part of an overall settlement of outstanding issues between the two companies to provide CEDC with access to much-needed liquidity in exchange for providing RTL certain financial and governance rights. The purpose of this settlement was to enable CEDC to use $50 million of cash previously invested by RTL, including $30 million in cash that had been set aside by CEDC to satisfy the put obligation in the Agreement, for working capital and general corporate purposes. As a result, the put right reflected in Section 8.13 of the Agreement (and all other provisions in the Agreement and all related agreements) has been terminated and may no longer be exercised by RTL. We are therefore surprised by your notice and assert that this notice is inconsistent with the agreement reached between the parties.

We would ask that, in light of the many pressing issues facing CEDC at this time, RTL agree to withdraw its notice and abide by the terms of its agreement with CEDC. If RTL is unable or unwilling to do so, CEDC intends to assert any and all legal rights and remedies available to protect its interests.

Sincerely,

Scott Fine

Vice-Chairman and Lead Director

On behalf of the Special Committee of the CEDC Board of Directors

CC:

Grant Winterton, Chief Executive Officer, CEDC

Tom Lauria and Gregory Pryor, White & Case LLP

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